Exhibit 10.2
GREEN PLAINS INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

1. Purpose and Effective Date. Green Plains Inc., an Iowa corporation, (the “Company”) has adopted this Green Plains Inc. Executive Change in Control Severance Plan (this “Plan”) to provide for the payment of severance or Change in Control benefits to Eligible Individuals. This Plan was approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be effective as of August 2, 2023 (the “Effective Date”).

2. Definitions. For purposes of this Plan, the terms listed below will have the meanings specified herein:

(a) “Accrued Obligations” means, with respect to an Eligible Individual, (i) any accrued but unpaid Base Salary, which shall be paid, unless otherwise required by law, on the pay date immediately following the applicable Date of Termination in accordance with the Company’s or its Affiliate’s, as applicable, customary payroll procedures; (ii) reimbursement for unreimbursed business expenses properly incurred, which shall be subject to and paid in accordance with the Company’s or its Affiliate’s, as applicable, expense reimbursement policy in effect from time to time; and (iii) such employee benefits, if any, as to which such Eligible Individual may be entitled under the Company’s or its Affiliate’s, as applicable, employee benefit plans as of the Date of Termination.

(b) “Administrator” means the person(s) or entity designated by the Committee to administer this Plan. For the avoidance of doubt, the Committee may designate itself as the Administrator and shall be the Administrator in the absence of a designation otherwise.

(c) “Affiliate” means (i) with respect to the Company, any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity; provided¸ however, that a natural person shall not be considered an Affiliate; and (ii) with respect to an Eligible Individual, any person that directly, or through one or more intermediaries, is controlled by such Eligible Individual or members of such Eligible Individual’s immediate family.

(d) “Base Salary” means an Eligible Individual’s annualized base salary as in effect on the Date of Termination (without regard to any reduction in such Base Salary which constitutes Good Reason).

(e) “Cause” means the definition of “Cause” (or term of similar import) used in the applicable Eligible Individual’s Employment Agreement, or, if such Eligible Individual does not have an Employment Agreement that defines “Cause” (or a similar term), then Cause means one or more of the following events: (i) an Eligible Individual’s material breach of the terms of the Eligible Individual’s Employment Agreement, not cured within thirty (30) days from receipt of notice from the Board or the officer of the Company to which the Eligible Individual directly reports of such breach; (ii) conviction of or plea of guilty or no contest to, a felony; (iii) willful misconduct or gross negligence in connection with the performance of the Eligible Individual’s duties; (iv) willfully conduct by an Eligible Individual that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; or (v) willful disobedience by an Eligible Individual of lawful orders, policies, regulations, or directives issued to such Eligible Individual by any member of the Company Group, including policies related to sexual harassment, discrimination or the like.

(f) “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions:

(i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the 1934 Act), directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company;

(ii) there is a merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction;

(iii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Company to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iv) all or substantially all of the Company’s assets are sold.

Provided however, that, to the extent necessary to comply with Section 409A with respect to any payments or benefits provided hereunder, no transaction or event shall constitute a “Change in Control” for purposes of this Plan unless such transaction or event also constitutes a “change in control event,” as defined in Treas. Reg. Section 1.409A-3(i)(5), and, with respect to an Eligible Individual, to the extent required to comply with Section 409A.

(g) “CIC Effective Date” means the date upon which a Change in Control occurs.

(h) “CIC Period” means the 24-month period immediately following the CIC Effective Date.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j) “Code” means the Internal Revenue Code of 1986.

(k) “Company Group” means all and any of the Company and its subsidiaries.

(l) “Date of Termination” means (i) if the Eligible Individual’s employment with the Company and its Affiliates is terminated by death, the date of such Eligible Individual’s death; (ii) if the Eligible Individual’s employment is terminated because of the Eligible Individual becoming Disabled, then 30 days after the Notice of Termination is given; or (iii) if (A) the Eligible Individual’s employment is terminated by the Company or any of its Affiliates with or without Cause or (B) the Eligible Individual’s employment by the Eligible Individual with or without Good Reason, then, in each case, the date specified in the Notice of Termination, which shall comply with the applicable notice requirements set forth herein. Transfer of employment between and among the Company and its Affiliates, by itself, shall not constitute a termination of employment for purposes of this Plan.

(m) “Disability” or “Disabled” means the definition of “Disability” or “Disabled” (or term of similar import) used in the applicable Eligible Individual’s Employment Agreement, or, if such Eligible Individual does not have an Employment Agreement that defines “Disability” or “Disabled” (or a similar term), then Disability or Disabled, as it relates to an Eligible Individual, means such Eligible Individual’s Separation from Service due to the Eligible Individual’s “disability” (or similar term) as defined in the Company’s long term disability plan in effect at the time of such Eligible Individual’s Separation from Service.

(n) “Employment Agreement” means, with respect to any Eligible Individual, at the time of determination, the then-effective employment agreement, if any, entered into between the Company or one of its Affiliates and such Eligible Individual.

(o) “Good Reason” means the definition of “Good Reason” (or term of similar import) used in the applicable Eligible Individual’s Employment Agreement, or, if such Eligible Individual does not have an Employment Agreement that defines “Good Reason” (or a similar term), then Good Reason means any of the following if the same occurs without the Eligible Individual’s express written consent: (i) a material diminution in the Eligible Individual’s base salary, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%); (ii) a material diminution in the Eligible Individual’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the person (or entity) to whom the Eligible Individual is required to report; (iv) a material change in the geographic location (defined as greater than fifty (50) miles from Omaha, NE) at which the Eligible Individual’s must perform his or her services to the Company; (v) any material reduction or other adverse change in Eligible Individual’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (vi) any other action or inaction that constitutes a material breach by the Company under this Agreement. To terminate for Good Reason, an Eligible Individual must incur a Separation from Service on or before the second (2nd) anniversary of the initial existence of the condition. Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

(p) “Notice of Termination” means a notice that indicates the specific termination provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “Participation Letter” means a written or electronic agreement or other instrument or document delivered to an Eligible Individual evidencing the Eligible Individual’s eligibility and agreement to participate in this Plan and specifying the terms and conditions with respect thereto, which agreement, instrument or document may, but need not be unless otherwise determined by the Administrator, executed or acknowledged by the Eligible Individual.

(s) “Post-Termination Restricted Period” means, with respect to an Eligible Individual, the period of time that any Post-Termination Obligations applicable to such Eligible Individual apply following such Eligible Individual’s Date of Termination as set forth in such Eligible Individual’s Employment Agreement, Participation Letter, or any other agreement or arrangement relating to Post-Termination Obligations, or, if such Eligible Individual does not have an agreement or arrangement that sets forth such a period, then Post-Termination Restricted Period means the one-year period commencing on the date such Eligible Individual’s Date of Termination (regardless of the reason for such termination) and ending on the first anniversary thereof; provided, however, that if such Eligible Individual’s employment is terminated by such Eligible Individual for Good Reason or by the Company or its Affiliate other than for Cause, then the Post-Termination Restricted Period shall end six months after such Eligible Individual’s Date of Termination.

(t) “Post-Termination Obligations” means any obligations owed by an Eligible Individual to the Company or any of its Affiliates which survive such Eligible Individual’s employment with the Company or its Affiliates, including, without limitation, those obligations and restrictive covenants (including confidentiality, intellectual property, non-disparagement, non-competition or non-solicitation covenants) set forth in such Eligible Individual’s Employment Agreement, Participation Letter, or any other agreement or arrangement relating to such obligations or covenants by and between such Eligible Individual and any member of the Company Group.

(u) “Section 409A” means Section 409A of the Code and the regulations and administrative guidance issued thereunder.

(v) “Separation from Service” shall mean a “separation from service” as such term is defined for purposes of Section 409A.

(w) “Severance Multiple” has the meaning set forth in an Eligible Individual’s Participation Letter.

(x) “Severance Obligations” means the payments and benefits identified in Section 5(b).

(y) “STIP” means the Company’s short-term cash incentive program or other annual cash incentive program or plan.

3. Administration of this Plan.

(a) Authority of the Administrator. Except as otherwise provided herein, the Administrator shall administer this Plan except to the extent the Board elects to administer this Plan, in which case, references herein to the “Administrator” shall be deemed to include references to the “Board.” The Administrator shall administer this Plan according to the terms and provisions hereof and shall have full discretionary authority and all of the powers necessary to accomplish such administration, and the Administrator will be the sole and final judge of that necessity or desirability. Without limiting the generality of the foregoing, the Administrator shall have all of the powers and duties allocated to it under this Plan, including the power, right, and authority to: (i) select the Eligible Individuals under this Plan; (ii) delegate its duties under this Plan to such agents as it may appoint from time to time; (iii) from time to time, establish, adopt, amend, and rescind rules and procedures for the administration of this Plan that are not inconsistent with the provisions of this Plan; (iv) construe in its sole discretion all terms, provisions, conditions, and limitations of this Plan and any Participation Letter or Notice of Termination; (v) correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Plan, a Participation Letter, a Notice of Termination or any other instrument or agreement relating to this Plan in such manner and to such extent as the Administrator shall deem appropriate; and (vi) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. All decisions, determinations and actions to be made or taken with respect to an Eligible Individual’s employment or other service relationship with the Company or any of its Affiliates or a termination of such employment or other service for purposes of this Plan shall be made by the Administrator. For the avoidance of doubt, the Board shall have full power, right and authority to administer or enforce this Plan, including the powers and authority set forth in this

Section 3(a). None of the Administrator, the Board, nor any members of the foregoing bodies shall be liable for any decision, determination or action taken or omitted to be taken in connection with the administration of this Plan.

(b) Manner of Exercise of Authority. Any action of, or decision or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, the Company’s Affiliates, the Board, the stockholders of the Company, each Eligible Individual and any other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering this Plan.

(c) Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. The Administrator and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to this Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4. Eligibility.

(a) General Eligibility. Only employees of the Company or any of its Affiliates that are designated by the Administrator as eligible to participate in this Plan shall be eligible to receive the benefits described in this Plan (collectively the “Eligible Individuals” and each an “Eligible Individual”). The Administrator shall have the authority to determine which employees of the Company or its Affiliates are Eligible Individuals under this Plan. Once an individual becomes or is designated as an Eligible Individual, he or she shall automatically continue to be an Eligible Individual until (i) he or she ceases to be an employee of the Company or any its Affiliates; (ii) is removed as an Eligible Individual by the Administrator; or (iii) until the termination of this Plan pursuant to Section 9(c); provided, however, that if an individual is an Eligible Individual as of the date of the CIC Effective Date, then he or she may not be removed as an Eligible Individual by the Administrator or any other person during the CIC Period. Notwithstanding anything in this Plan to the contrary, an Eligible Individual’s right to participate in this Plan shall be limited as provided in his or her Participation Letter, which shall control in the event of any conflict between the provisions of this Plan and the terms of the Participation Letter as applied to such Eligible Individual. Eligible Individuals shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

(b) Other Arrangements; No Duplication. Notwithstanding anything to the contrary herein, if any Eligible Individual is entitled to any Severance Obligations pursuant to a separate written agreement between any member of the Company Group and such Eligible Individual (including, for the avoidance of doubt, any Employment Agreement), then payments and benefits provided under Section 5(b) of this Plan shall not result in any duplication of benefits but shall be reduced by the payments or benefits provided under such separate written agreement; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

5. Plan Benefits.

(a) Payment of Accrued Obligations. In the event an Eligible Individual’s Date of Termination occurs for any reason, such Eligible Individual shall be entitled to receive the Accrued Obligations. Participation in all benefit plans of the Company and its Affiliates will terminate upon an Eligible Individual’s Date of Termination except as otherwise specifically provided in the applicable plan.

(b) Severance Obligations. In the event an Eligible Individual’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (including a termination of the Eligible Individual due to death or Disability) or by such Eligible Individual resigning such Eligible Individual’s employment for Good Reason, in each case, such that a Separation from Service with respect to such Eligible Individual occurs during the CIC Period, the Company or its Affiliate, as applicable, shall provide the Severance Obligations set forth below, provided that the conditions of Sections 5(c) and 7 of this Plan have been fulfilled:

(i) a cash payment equal to the product of (A) the Eligible Individual’s Severance Multiple multiplied by (B) the sum of (i) such Eligible Individual’s Base Salary and (ii) such Eligible Individual’s target bonus in effect under the STIP on the Date of Termination. Such severance payment shall be payable in a lump sum following the date that the Release is returned to the Company and becomes irrevocable but in no event later than 65 days following such Eligible Individual’s Date of Termination;

(ii) during the portion, if any, of the 18-month period commencing on the Date of Termination that such Eligible Individual is eligible to elect and elects to continue coverage for such Eligible Individual and such Eligible Individual’s eligible dependents under the Company Group’s group health plan under COBRA, the Company or one of its Affiliates shall promptly reimburse such Eligible Individual on a monthly basis for the difference between the amount such Eligible Individual pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company Group pay for the same or similar coverage under such group health plan at that time; provided, however, that such reimbursement shall not be paid if it would subject any member of the Company Group to sanctions imposed pursuant to Section 2716 of the Public Health Service Act;

(iii) all restricted stock awards, performance share awards and other equity awards, shall become immediately fully vested and nonforfeitable and (as applicable) settled within 10 days following the Eligible Individual’s Separation from Service; provided, however, any performance share awards will become vested at settled at the greater of (A) target performance under each performance share award or (B) actual performance under each performance share award as of the date of such Eligible Individual’s Date of Termination.

(c) Conditions to Severance Obligations. Notwithstanding Section 5(b) of this Plan, in no event shall an Eligible Individual be entitled to the Severance Obligations unless such Eligible Individual (or, if applicable, his or her estate) executes a release agreement in a form and substance approved by the Administrator (the “Release”) in the time provided to do so and such Release is not revoked in any time provided to do so. The Eligible Individual (or, if applicable, his or her estate) shall be eligible for the Severance Obligations only if the executed Release is returned to the Company and becomes irrevocable within 60 days after the Separation from Service or the CIC Effective Date, as applicable. Until the Release has become irrevocable, any such Severance Obligations shall not be provided by the Company or any of its Affiliates. If applicable, as a condition to the receipt of the Severance Obligations, the Administrator may also require that an Eligible Individual tender his or her resignation as a member of the Board and of the board of directors of any member of the Company Group (in each case, to the extent applicable) effective as of the Date of Termination (the “Resignation”). If an Eligible Individual fails to return the Resignation so that it would, if accepted, be effective upon the Date of Termination, or fails to return the Release to the Company in sufficient time so that the Release becomes irrevocable within 60 days after the Separation from Service or the CIC Effective Date, as applicable, such Eligible Individual’s rights to Severance Obligations, as applicable, shall be forfeited.

6. Parachute Payment Limitations. Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Obligations that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. § 1.280G-1) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 of the Code and any applicable federal, state and local income and employment taxes). The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual. If reduced Payments are made to the Eligible Individual pursuant to this Section 7 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.

The reduction of Payments, if applicable, shall be made by reducing, first, Severance Obligations to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).

7. Conditions to Receipt of Severance Obligations.

(a) Compliance with Post-Termination Obligations. Notwithstanding anything contained in this Plan to the contrary, the Company and its Affiliates shall have the right to cease providing any part of the Severance Obligations, and the Eligible Individual shall be required to immediately repay the Company and its Affiliates for any Severance Obligations already provided, but all other provisions of this Plan shall remain in full force and effect, if such Eligible Individual has been determined, pursuant to the dispute resolution provisions hereof, not to have fully complied with such Eligible Individual’s Post-Termination Obligations during the applicable Post-Termination Restricted Period.

(b) Separation from Service Required. Notwithstanding anything contained in this Plan to the contrary, the Eligible Individual shall be entitled to Severance Obligations only if such Eligible Individual’s termination of employment constitutes a Separation from Service.

8. Termination.

(a) Notice of Termination. Any termination of an Eligible Individual’s employment with the Company and its Affiliates (other than termination as a result of death) shall be communicated by written Notice of Termination to, (i) in the case of termination by an Eligible Individual, the Company or one of its Affiliates and (ii) in the case of termination by the Company and its Affiliates, the Eligible Individual.

(b) Death. An Eligible Individual’s employment with the Company and its Affiliates shall terminate immediately upon such Eligible Individual’s death.

(c) Disability. An Eligible Individual’s employment with the Company and its Affiliates shall terminate on the date specified in the Notice of Termination is given by the Company or its Affiliates.

(d) For Cause. The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company and its Affiliates immediately for Cause, provided that any applicable notice, cure and/or other conditions are satisfied in accordance with the applicable definition of Cause.

(e) Without Cause. The Company and its Affiliates shall be entitled to terminate an Eligible Individual’s employment with the Company for any reason other than death, Disability or Cause, at any time by providing written notice to such Eligible Individual that the Company and its Affiliates is terminating such Eligible Individual’s employment with the Company and its Affiliates without Cause.

(f) With Good Reason. An Eligible Individual shall be permitted to terminate such Eligible Individual’s employment with the Company and its Affiliates for Good Reason, provided that any applicable notice, cure and/or other conditions are satisfied in accordance with the applicable definition of Good Reason.

(g) Without Good Reason. An Eligible Individual shall be entitled to terminate such Eligible Individual’s employment with the Company and its Affiliates at any time by providing 30 days written Notice of Termination to the Company or one of its Affiliates and stating that such termination is without Good Reason, provided, however, that notwithstanding anything to the contrary contained herein, the Company and its Affiliates shall be under no obligation to continue to employ such Eligible Individual for such 30-day period.

(h) Suspension of Duties. Notwithstanding the foregoing provisions of this Section 9, the Company and its Affiliates may, to the extent doing so would not result in the Eligible Individual’s Separation from Service, suspend an Eligible Individual from performing such Eligible Individual’s duties, responsibilities, and authorities (including, without limitation, such Eligible Individual’s duties, responsibilities and authorities as a member of the Board or the board of directors of any Affiliate) following the delivery by such Eligible Individual of a Notice of Termination providing for such Eligible Individual’s resignation, or following delivery by the Company or one of its Affiliates of a Notice of Termination providing for the termination of such Eligible Individual’s employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to any Company benefit plans under Section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under Section 409A, such Eligible Individual shall continue to be treated as employed by the Company and its Affiliates for other purposes, and such Eligible Individual’s rights to compensation or benefits shall not be reduced by reason of the suspension; provided, further, however, that any such suspension shall not affect the determination of whether the resignation was for Good Reason or without Good Reason or whether the termination was for Cause or without Cause. The Company and its Affiliates may suspend an Eligible Individual with pay pending an investigation authorized by the Company or any of its Affiliates or a governmental authority in order to determine whether such Eligible Individual has engaged in acts or omissions constituting Cause, and in such case the paid suspension shall not constitute a termination of such Eligible Individual’s employment with the Company and its Affiliates; provided, however, that such suspension shall not continue past the time that the Eligible Individual would incur a Separation from Service (at such point, the Company shall either terminate the Eligible Individual in accordance with this Plan or have the Eligible Individual return to active employment).

9. General Provisions.

(a) Taxes; Withholdings. The Company and its Affiliates are authorized to withhold from any benefits and payments made or to be made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its Affiliates may deem advisable to enable the Company, its Affiliates and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b) Offsets and Substitutions. Pursuant to Treas. Reg. § 1.409A-3(j)(4)(xiii), the Company and its Affiliates may set off against, and each Eligible Individual authorizes the Company and its Affiliates to deduct from, any payments due to such Eligible Individual, or to such Eligible Individual’s estate, heirs, legal representatives or successors, any amounts which may be due and owing to the Company or an Affiliate by such Eligible Individual, arising in the ordinary course of business whether under this Plan or otherwise; provided, however, that no such deduction may exceed $5,000 and the deduction is made at the same time and in the same amount as the amount otherwise would have been due and collected from such Eligible Individual. Such Eligible Individual shall pay to the Company and its Affiliates all other obligations to the Company and its Affiliates. To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an Eligible Individual under another plan of the Company or its Affiliates or an agreement with the Eligible Individual and the Company or its Affiliates, including any Employment Agreement, change in control plan or agreement, an offer letter or letter agreement and to the extent that such other payments or benefits or the Severance Obligations provided under this Plan are subject to Section 409A, this Plan shall be administered to ensure that no payment or benefit under this Plan will be (i) accelerated in violation of Section 409A or (ii) further deferred in violation of Section 409A.

(c) Term of this Plan; Amendment and Termination.

(i) Prior to a Change in Control, this Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by the Board or the Compensation Committee of the Board; provided, however, that no such amendment, modification or termination that is adopted within six months prior to a Change in Control that would adversely affect the benefits or protections hereunder of any Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such Eligible Individual; provided, further, however, that this Plan may not be amended, modified or terminated, (A) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (B) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs; any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate this Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For a period of two years following the occurrence of a Change in Control, this Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any Eligible Individual under this Plan on the date the Change in Control occurs.

(ii) Notwithstanding the foregoing, no amendment, modification or termination of this Plan shall adversely affect any Eligible Individual’s entitlement to payments under this Plan prior to such amendment, modification or termination (other than as required to permit termination of this Plan in accordance with Section 409A), nor shall such amendment, modification or termination relieve the Company of its obligation to pay benefits to Eligible Individuals as otherwise set forth herein, except as otherwise consented to by such Eligible Individual.

(d) Successors. This Plan shall bind and inure to the benefit of and be enforceable by any Eligible Individual and the Company and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Plan nor any right or obligation hereunder of the Company, any of its Affiliates or any Eligible Individual may be assigned or delegated without the prior written consent of the other party; provided, however, that the Company may assign this Plan to any of its Affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Plan shall not confer any rights or remedies upon any person or legal entity other than the Company, its Affiliates and Eligible Individuals and their respective successors and permitted assigns.

(e) Unfunded Obligation. All benefits due to an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company and its Affiliates.

(f) Directed Payments. If any Eligible Individual is determined by the Administrator to be Disabled, the Administrator may cause the payment or payments becoming due to such Eligible Individual to be made to another person for such person’s benefit without responsibility on the part of the Administrator or the Company and its Affiliates to follow the application of such funds.

(g) Limitation on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or any Affiliate; (ii) interfering in any way with the right of the Company or any Affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees of the Company or any of its Affiliates. The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any of its Affiliates regarding eligibility, severance payments and benefits.

(h) Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder will be determined by application of the laws of the State of Nebraska, without giving effect to any conflict of law provisions thereof, except to the extent Nebraska law is preempted by federal law.

(i) Severability. The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(j) Section 409A.

(i) This Plan is intended to comply with Section 409A and shall be construed and operated accordingly. The Company may amend this Plan at any time to the extent necessary to comply with Section 409A. Any Eligible Individual shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A.

(ii) To the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of an Eligible Individual’s Separation from Service to an Eligible Individual who is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh month following the Eligible Individual’s Separation from Service shall be paid or provided on the first day of the seventh month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Eligible Individual’s death.

(iii) Each payment to be made under this Plan is a separately identifiable or designated amount for purposes of Section 409A.

(k) PHSA § 2716. Notwithstanding anything to the contrary in this Plan, in the event that the Company or any of its Affiliates is subject to the sanctions imposed pursuant to § 2716 of the Public Health Service Act by reason of this Plan, the Company may amend this Plan at any time with the goal of giving the Eligible Individual the economic benefits described herein in a manner that does not result in such sanctions being imposed.

(l) Headings; Construction. The headings of Articles and Sections in this Plan are included solely for convenience, and shall in no way limit, define or otherwise affect the provisions hereof. If there is any conflict between such headings and the text of this Plan, the text shall control. All references to Articles and Sections are to Articles and Sections of this Plan unless otherwise indicated. All references to “including” shall be construed as meaning “including without limitation.” Wherever appropriate in this Plan, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include all genders. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all exhibits, annexes, appendices, addendums or other attachments, and not to any particular provision of this Plan. The word “or” is not exclusive. Unless the context requires otherwise, all references herein to a law, regulation or rule or an agreement, instrument or other document shall be deemed to refer to such law, regulation, rule, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references in this Plan to “dollars” or “$” refer to United States dollars. Except as expressly set forth herein, when any provision of this Agreement authorizes a person to make a determination (or to use its discretion), except as expressly set forth herein such authorization includes the authority of such person to make such determination (or exercise such discretion) in its respective sole and absolute judgment.

[Signature Page Follows]

EXECUTED this 2nd day of August, 2023.

GREEN PLAINS, INC.

/s/ Brian Peterson
Name: Brian Peterson
Title: Compensation Committee Chair

SIGNATURE PAGE TO
GREEN PLAINS, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN